UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

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AMERICAN WOODMARK CORPORATION
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3102 Shawnee Drive
Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Hampton Inn at 1204 Berryville Avenue, Winchester, Virginia, on Thursday, August 29, 2002 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.  To elect nine directors to serve for the ensuing year;

2.  To ratify the selection by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending April 30, 2003;

3.  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on July 1, 2002 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Kent B. Guichard
Secretary

July 18, 2002

AMERICAN WOODMARK CORPORATION
3102 Shawnee Drive
Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

This Proxy Statement, mailed to shareholders on or about July 18, 2002, is furnished in connection with the solicitation by American Woodmark Corporation (the “Company”) of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 29, 2002, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2002 is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, telegraph, and personal interview. The Company will bear the cost of all solicitation.

On July 1, 2002, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 8,273,251 of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder thereof to one vote.

Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy, by duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares or, by attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of Ernst & Young LLP as independent certified public accountants of the Company for fiscal year 2003.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

ITEM 1—ELECTION OF DIRECTORS

A Board of nine directors of the Company is to be elected at the Annual Meeting to serve as directors until the next Annual Meeting of Shareholders and until their successors have been elected. Each of the nominees listed below is presently a director of the Company and, with exception of Mr. Davis, was elected by shareholders at the last Annual Meeting for a term expiring at the 2002 Annual Meeting. Other nominations may be made by shareholders from the floor at the Annual Meeting.

Although the Company anticipates all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

NOMINEES

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	56	Company Chairman and Executive Officer from 1996 to present	1980

Daniel T. Carroll	76	Chairman from 1995 to present of the Carroll Group, Inc. (a management consulting firm); Director, Woodhead Industries, Inc. and Oshkosh Truck Corp.	1986

C. Anthony Wainwright	68	Vice Chairman from January 2002 to present of Arnold Worldwide; Vice Chairman from 1997 to January 2002 of McKinney & Silver (an advertising agency); Chairman from 1995 to 1997 of Harris, Drury, Cohen, Inc. (an advertising agency), Danka PLC (a wholesaler of office imaging equipment), and Marketing Services, Inc. (a business services company)	1987

James J. Gosa	55	Company President and Chief Executive Officer from 1996 to present	1995

Martha M. Dally	51	Senior Vice President from May 2002 to present, Business Development, Sara Lee Apparel, Europe; Vice President from August 2001 to May 2002 of Target Customer Business Team; Executive Vice President, Personal Products from 1994 to August 2001 of Sara Lee Corporation (a manufacturer and marketer of consumer products)	1995

Fred S. Grunewald	51	Operating Partner, Kier Group Holding, LLC from 2001 to present; Chairman, President and Chief Executive Officer from 1998 to 2000 of Reliant Building Products, Inc. (a manufacturer and distributor of vinyl and aluminum windows); President and Chief Operating Officer from 1996 to 1998 of Overhead Door Corporation (a manufacturing company); Director, Home Fragrance Holdings (a manufacturer of candles and accessories), and House of Lloyd Management, LLC (a retailer of giftware)	1997

Kent B. Guichard	46	Company Senior Vice President and Chief Financial Officer from 1999 to present; Company Vice President and Chief Financial Officer from 1993 to 1999; Corporate Secretary from 1997 to present	1997

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since

Kent J. Hussey	56	President and Chief Operating Officer from 1998 to present, and Executive Vice President of Finance and Administration and Chief Financial Officer from 1996 to 1998, 2001 to present, of Rayovac Corporation (a manufacturing company); Director, Rayovac Corporation	1999

James G. Davis	43	President and Chief Executive Officer from June 1979 to present of James G. Davis Construction Corporation (a commercial general contractor)	2002

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth information regarding shares of common stock beneficially owned as of June 30, 2002 by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director and director nominee of the Company, (iii) each named executive officer (as identified in the Compensation of Executive Officers section of this proxy statement under the heading “Summary Compensation Table”), and (iv) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name. The addresses of the shareholders listed below who own more than five percent of the outstanding shares of common stock are: Mr. William F. Brandt, Jr., 3102 Shawnee Drive, Winchester, Virginia 22601; Ms. Mary Jo Stout, PO Box 60, Mayville, MI 48744 and Systematic Financial Management, L.P. (“SFM”) 300 Frank W. Burr Boulevard, Teaneck, NJ 07666.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr.(1)	2,145,514	25.9%
Mary Jo Stout(2)	769,411	9.3%
Systematic Financial Management(3)	452,847	5.5%
James J. Gosa(4)	229,756	2.8%
David L. Blount(5)	166,031	2.0%
Ian J. Sole(6)	43,167	*
Kent B. Guichard(7)	37,665	*
Daniel T. Carroll(8)	14,175	*
Martha M. Dally(9)	6,000	*
Albert L. Prillaman(10)	4,000	*
Fred S. Grunewald(11)	3,275	*
Kent J. Hussey(12)	2,000	*
C. Anthony Wainwright(13)	1,333	*
James G. Davis	150	*
All directors and executive officers as a group (fourteen persons)(14)	2,661,370	32.2%

*	Indicates less than 1%.

(1)
Includes 145,200 shares held by Mr. Brandt as trustee for the benefit of his children, 26,994 shares held by the Brandt Family Foundation to which Mr. Brandt has shared voting power and dispositive power, and stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Brandt for 96,000 shares. Excludes 46,464 shares held by Mr. Brandt’s wife as trustee for the benefit of their children. Mr. Brandt disclaims beneficial ownership of such shares.

(2)
Includes 10,000 shares held by Ms. Stout as trustee for the benefit of her children, 120,032 shares held by her brother as trustee for the benefit of Ms. Stout, and 6,000 shares by the Holcomb Family Foundation.

(3)
The beneficial ownership information for Systematic Financial Management is based upon the Schedule 13G/A filed with the SEC on February 14, 2002. The Schedule 13G/A indicates Systematic Financial Management has shared voting power with respect to 452,847 shares and sole dispositive power with respect to 452,847 shares.

(4)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Gosa for 213,000 shares.
(5)
Includes 5,223 shares held by the Windcrest Foundation, Inc., stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Blount for 51,000 shares and 4,000 shares owned by his spouse.

(6)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Sole for 40,000 shares.
(7)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Guichard for 30,000 shares.
(8)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Carroll for 3,000 shares.
(9)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Ms. Dally for 2,000 shares.
(10)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Prillaman for 1,000 shares.
(11)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Grunewald for 1,000 shares.
(12)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Hussey for 1,000 shares.
(13)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter by Mr. Wainwright for 1,000 shares.
(14)	Includes stock options exercisable on July 1, 2002 or within 60 days thereafter for an aggregate of 443,700 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities (including common stock), to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file with the SEC.

Based solely upon a review of Forms 3, 4, and 5 (and amendments thereto) furnished to us during or in respect of the fiscal year ended April 30, 2002, we are not aware of any director, executive officer or greater than 10% holder who has not timely filed reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year, except for (i) the inadvertent late Form 4 reporting by Ms. Stout of one gift of 25 shares and two sale transactions totaling 625 shares; (ii) the inadvertent omission of 34 previously owned shares on Form 3 by Mr. Nolan, Jr., in connection with his appointment to Corporate Controller; and (iii) the inadvertent omission of one sale transaction for 2,000 shares on Form 4 by Mr. Guichard. The Form 4 transactions have been reported on Form 5 and the Form 3 was amended.

CERTAIN INFORMATION CONCERNING THE
BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four regular meetings during the fiscal year ended April 30, 2002. During fiscal year 2002 all of the Board members attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods during which they were members of the Board or such committees.

Board and Committee Meetings

The Board of Directors has a Compensation Committee, an Audit Committee and a Governance Committee. The Compensation Committee is composed of Ms. Dally, Mr. Wainwright, and Mr. Prillaman. Ms. Dally serves as Chairperson of the Compensation Committee. The Compensation Committee determines awards under and administers the Company’s 1996 and 1999 Stock Option Plans for Employees and the Company’s Shareholder Value Plan for Employees. The Committee also reviews the compensation of executive officers of the Company. The Compensation Committee met three times during fiscal year 2002.

The Audit Committee is composed of Mr. Carroll, Mr. Grunewald, and Mr. Hussey. Mr. Carroll serves as the Chairperson of the Audit Committee. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company’s independent auditors, the scope of both internal and independent audit procedures, the nature of services to be performed by the independent auditors and the Company’s accounting practices. The Audit Committee met four times during fiscal year 2002.

The Governance Committee is composed of Mr. Brandt, Mr. Hussey, and Mr. Prillaman. Mr. Brandt serves as Chairperson of the Governance Committee. The Governance Committee is responsible for the recruiting and nominating of new directors, appointing committees and chairs, reviewing the performance of each director a minimum of once every three years, reviewing the performance of the Board, and exploring ways to improve the effectiveness of the Board. The Governance Committee met three times during fiscal year 2002. Shareholders may recommend nominations from the floor at the Annual Meeting.

Report of the Audit Committee

The Audit Committee is comprised of independent directors as defined by Rule 4200 (a)(15) of the listing standards of the National Association of Securities Dealers. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A copy of the Audit Committee’s charter was included as an appendix to the Company’s Proxy Statement for the 2000 Annual Meeting of Shareholders.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2002.

The aggregate fees billed by the principal auditors (Ernst & Young LLP) for professional services rendered for the fiscal year ended April 30, 2002 are as follows:

Fees of Accountants
Audit Fees	$205,000
All Other Fees	$30,095	¹

¹	Consists primarily of fees for tax matters and employee benefit financial statement audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Daniel T. Carroll, Chairperson
Fred S. Grunewald
Kent J. Hussey

June 18, 2002

Compensation of the Board

Non-employee directors receive an annual retainer of $15,000, a $1,000 fee for attendance at each Board meeting and a $500 fee for attendance at each committee meeting. Directors who are also employees of the

Company do not receive any compensation for their membership on the Board. The Company bears the cost of all travel expenses associated with each director’s performance of his or her responsibilities.

In August 2000 shareholders approved the 2000 Non-Employee Directors Stock Option Plan (the “2000 Directors Plan”). The 2000 Directors Plan replaces the 1995 Non-Employee Directors Stock Option Plan which expired August 31, 1999. Each non-employee director automatically receives upon his or her initial election to the Board an option to acquire 1,000 shares of common stock under the Company’s 2000 Directors Plan. Each year thereafter, eligible directors are automatically granted an option to acquire an additional 1,000 shares of common stock. The exercise price for each option granted under the 2000 Directors Plan is 100% of the fair market value of common stock on the date of the grant. Options granted under the 2000 Directors Plan have a term of four years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant. During the last fiscal year, Messrs. Carroll, Wainwright, Grunewald, Hussey, Prillaman, and Ms. Dally were each granted options to purchase 1,000 shares at an exercise price of $47.30 per share.

Each non-employee director is also eligible to participate in the Company’s Shareholder Value Plan for Non-Employee Directors. The plan authorizes the Compensation Committee to grant “award units” to non-employee directors. Each unit awarded under the plan permits its holder to receive a cash payment if the Company’s total shareholder return for a three-year performance period, when expressed as a percentage and compared with the total shareholder return for an index (the “Index”) for that period, falls within a ranking scale between the 50th percentile and the 90th percentile of the companies in the Index. The Index applicable to each award is determined by the Compensation Committee and may be the S&P Home Furnishings and Appliance Index, the Russell 2000 Index or any other similar nationally recognized index which the Compensation Committee determines constitutes a group of companies comparable with the Company. Total shareholder return is defined as the increase in the average trading price of a share of common stock during the month in which the three-year performance period ends, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period.

The Compensation Committee granted three award units to each of Messrs. Carroll, Wainwright, Grunewald, Hussey, Prillaman, and Ms. Dally for a performance period beginning on September 1, 2001 and ending on August 31, 2004. The Compensation Committee assigned a value of $500 for each award unit if the Company’s total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at or greater than the 90th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if the Company’s total shareholder return for the performance period described above equals the 50th percentile of total shareholder return for the Index, the non-employee director will receive a payment of $1,500 (3 X $500) for the three-year performance period. If the Company’s percentile ranking is 91, the participant will receive a payment of $9,000 (3 X $3,000). If the Company’s percentile ranking is less than 50, no amount will be paid to the non-employee director.

Before any payment may be made, the Compensation Committee must certify the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes the certification.

Payments under the Plan are made as soon as administratively practicable following the last day of the performance period. No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability, change of control, or liquidation of the Company. If the non-employee director ceases to be a director because of the occurrence of one of the preceding events, the non-employee director will receive a prorated payment. Three award units were previously granted under the plan in 1998 to each of Messrs. Carroll, Wainright, Grunewald, and Ms. Dally. The performance period for these awards ended on August 1, 2001. Because the Company’s total shareholder return for the performance period was greater than the 90th percentile for the Index applicable to the units, each director received a payment of $3,000 of each for their units, for a total payment of $9,000.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation for the Company’s named executive officers for the Company’s last three completed fiscal years. The named executive officers consist of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of April 30, 2002.

Long-Term Compensation
		Annual Compensation				Awards	Payouts
Name & Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)		Securities Underlying Options(#)	LTIP Payouts(2)	All Other Compensation

James J. Gosa President & Chief Executive Officer	2002 2001 2000	$445,677 400,580 380,962	$550,000 272,800 53,240	$8,504 6,866 6,079	(3)	40,000 35,000 35,000	$258,000 67,850 85,020	$84,262 61,234 49,704	(4) (4) (4)

Kent B. Guichard Sr. Vice President, Finance & Chief Financial Officer	2002 2001 2000	244,103 229,099 212,630	249,152 144,832 26,665	— — —		10,000 10,000 10,000	120,000 32,200 39,240	28,951 22,547 18,152	(5) (5) (5)

David L. Blount Sr. Vice President, Manufacturing	2002 2001 2000	229,003 216,011 203,359	234,490 135,873 25,254	5,754 — —	(6)	10,000 10,000 10,000	117,000 31,050 42,510	46,341 34,663 29,391	(7) (7) (7)

Ian J. Sole Sr. Vice President, Sales & Marketing	2002 2001 2000	225,189 209,007 189,195	230,585 133,610 23,706	3,192 2,447 —		10,000 10,000 10,000	105,000 28,750 39,240	1,443 30,847 1,247	(8) (9) (8)

William F. Brandt, Jr. Chairman and Executive Officer	2002 2001 2000	206,000 204,502 200,000	226,600 91,258 26,620	— 2,815 —		7,000 7,000 7,000	99,000 37,950 52,320	3,328 3,936 3,247	(10) (10) (10)

(1)	Amount paid in connection with Company-paid spousal travel.
(2)	Amount paid in connection with award units granted to the named executive officer in 1998 under the Shareholder Value Plan for Employees.
(3)	Amount includes $4,695 for discounted cabinet purchases by Mr. Gosa.
(4)
Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,346, $6,830, $5,247; and Company contributions credited under the Pension Restoration Plan of $78,916, $54,404, and $44,457 for years ending April 30, 2002, 2001, and 2000, respectively.

(5)
Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,931, $4,378, $3,333; and Company contributions credited under the Pension Restoration Plan of $25,020, $18,169, and $14,819 for years ending April 30, 2002, 2001, and 2000, respectively.

(6)	Amount includes $4,079 for discounted cabinet purchases by Mr. Blount.
(7)
Consists of Company contributions to the Investment Savings Stock Ownership Plan of $2,950, $3,452, $2,747; and Company contributions credited under the Pension Restoration Plan of $43,391, $31,211, and $26,644 for years ending April 30, 2002, 2001, and 2000, respectively.

(8)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $1,443 and $1,247 for years ending April 30, 2002 and 2000, respectively.

(9)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $1,867 and relocation expenses of $28,980 for year ending 2001.
(10)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,328, $3,936, and $3,247 for years ending April 30, 2002, 2001, and 2000, respectively.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to the Company’s named executive officers under the 1999 Stock Option Plan during the fiscal year that ended on April 30, 2002.

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)
James J. Gosa	40,000	25.9%	$29.86	5/16/11	$751,200	$1,903,600
Kent B. Guichard	10,000	6.5	29.86	5/16/11	187,800	475,900
David L. Blount	10,000	6.5	29.86	5/16/11	187,800	475,900
Ian J. Sole	10,000	6.5	29.86	5/16/11	187,800	475,900
William F. Brandt, Jr.	7,000	4.5	29.86	5/16/11	131,460	333,130

(1)
The exercise price of each option is 100% of the fair market value of the Company’s common stock on the date of the option grant. Options are exercisable at a rate of 33.33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within ten years from the date of grant, at which time the options expire. If the employee’s employment is terminated for any reason other than death or disability, the employee has three months to exercise that portion of the option that was exercisable as of the date of his or her termination of employment.

(2)
Potential realizable value is calculated using a Black-Scholes model with an expected volatility of 0.509, expected dividend yield of 0.80%, expected life in years of 6.0, and an assumed risk-free rate of return of 5.20%. These amounts do not represent the Company’s estimate or projections of the price of the Company’s stock in the future.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

The following table summarizes stock options exercised during the fiscal year ended April 30, 2002 and presents the values of unexercised options held by the Company’s named executive officers at the end of that fiscal year.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At FY-End(#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options At FY-End($) Exercisable / Unexercisable
James J. Gosa	—	—	154,610/ 118,390	$7,373,392/ 4,979,943
Kent B. Guichard	34,000	1,044,530	15,000/ 30,000	589,914/ 1,259,461
David L. Blount	31,000	1,189,269	36,000/ 30,000	1,661,683/ 1,259,461
Ian J. Sole	30,000	900,370	15,000/ 30,000	589,360/ 1,259,461
William F. Brandt, Jr.	—	—	89,000/ 14,000	4,497,251/ 561,390

Employment Agreements

The company has entered into employment agreements with the following executives: Messrs. Gosa, Guichard, Blount, and Sole as described below.

Mr. Gosa has an employment agreement with the Company to fulfill the duties of President and Chief Executive Officer. The agreement provides Mr. Gosa a base salary of at least $500,000 per year, subject to annual upward adjustment, as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Company. Further, Mr. Gosa is entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 110% of his then current base salary. The actual amount of the bonus will be related to achievement of certain performance objectives set by the Board of Directors at the beginning of each fiscal year. The initial term of the agreement extends through December 31, 2002. The agreement is automatically extended for an additional one-year term at the end of 2003 and each subsequent year unless either party to the agreement gives notice on or before November 1st of the preceding year. If during the term of this agreement Mr. Gosa’s employment is terminated, without cause (as defined in the agreement), he is entitled to severance pay equal to his base salary for a period of 18 months. Severance will be paid in accordance with the Company’s usual payroll practices for salaried personnel. The agreement provides that Mr. Gosa will not compete with the Company either while he is employed or during the time he receives severance pay. Should the Company undergo a change in control (as defined by the agreement), Mr. Gosa may terminate his employment at any time during the two-year period following the change of control. If Mr. Gosa exercises this right, he will receive a single lump sum equal to 2.99 times, the sum of (1) the greater of, his annual base salary at the time of termination or the largest base salary in effect during the term of this agreement, and (2) an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of the maximum eligible annual cash bonus for the year of termination. Likewise, if the Company terminates Mr. Gosa’s employment without cause within three months before and two years after a change in control, he will receive the same severance package in a single lump sum. This agreement may not be terminated for 24 months after a change in control. In no event, however, may a severance benefit paid after a change in control exceed the maximum that can be paid without such payment constituting excess parachute payments for purposes of the Internal Revenue Code.

Mr. Guichard has an employment agreement similar to Mr. Gosa’s employment agreement with the following differences. Mr. Guichard fulfills the duties of Senior Vice President of Finance and Chief Financial Officer. His annual compensation is at least $249,952 per year, subject to annual upward adjustments. Mr. Guichard is entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 100% of his then current base salary.

Messrs. Blount and Sole also have employment agreements similar to Mr. Gosa’s employment agreement, with the following differences. Mr. Blount serves as Senior Vice President, Manufacturing and receives an annual base salary of at least $234,490, subject to upward annual adjustments. Mr. Sole serves as Senior Vice President, Sales and Marketing and receives an annual base salary of at least $230,585, subject to upward annual adjustments. Each is entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 100% of his then current base salary. If during the term of his agreement either Mr. Blount or Mr. Sole is terminated without cause (as defined in their agreements), he will receive severance pay for a period of 12 months. The agreements provide they will not compete with the Company either while they are employed or during the time they receive severance pay. If either Mr. Blount or Mr. Sole terminates his employment for good reason within one year of a change in control, he will be entitled to severance pay in one lump sum. He has good reason to terminate his employment only if: (i) his base salary is reduced, (ii) he is not in good faith considered for a bonus, (iii) he is not in good faith considered for other executive compensation benefits, (iv) his place of employment is relocated to a location further than 50 miles from his current place of employment, or (v) his working conditions or management responsibilities are substantially diminished (other than on account of his disability). This severance package will be equal to two times the sum of (1) the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of this agreement, and (2) an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of the maximum eligible annual cash bonus for the year of termination. Likewise, if the Company terminates either executive’s employment without cause within three months before and one year after a change in control, he will receive the same severance package in a single lump sum.

Long-Term Incentive Plan—Awards in Last Fiscal Year

The following table sets forth information concerning long-term incentives granted to the Company’s named executive officers under the Shareholder Value Plan for Employees (the “Shareholder Value Plan”) during the fiscal year ended April 30, 2002.

Name	Number of Shareholder Value Plan (SVP) Units Awarded in Fiscal Year	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold	Target	Maximum
James J. Gosa	100	5/1/01 to 4/30/04	$50,000	$195,000	$300,000
Kent B. Guichard	47	5/1/01 to 4/30/04	23,500	91,650	141,000
David L. Blount	44	5/1/01 to 4/30/04	22,000	85,800	132,000
Ian J. Sole	43	5/1/01 to 4/30/04	21,500	83,850	129,000
William F. Brandt, Jr.	33	5/1/01 to 4/30/04	16,500	64,350	99,000

Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company’s total shareholder return for the three-year performance period beginning on May 1, 2001 and ending on April 30, 2004, when expressed as a percentage and compared with the total return for the Russell

2000 Index (the “Index”) for that period, is equal to or greater than the return on the Index. Total shareholder return for the Company is defined as the increase in the average trading price of a share of common stock during the month which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period. The return on the Index is defined as the increase in the average Index value during the month which ends the three-year performance period, divided by the average Index value during the month preceding the first day of the three-year performance period.

The Compensation Committee has assigned a value of $500 for each award unit if the Company’s total shareholder return equals the return on the Index, a value of $3,000 if total shareholder return is twice the return on the Index and values between $500 and $3,000 for rankings between the return on the Index and twice the return on the Index. Therefore, if a participant has 50 award units and the Company’s total shareholder return equals the return for the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company’s return is twice the return on the Index, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s return is less than the return on the Index, no incentive compensation will be paid to the participant.

Before any payment may be made, the Compensation Committee must certify the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes that certification. The maximum aggregate amount a participant in the Shareholder Value Plan may be paid with respect to the award units listed in the table above is $750,000.

Award unit payments will be made as soon as administratively practicable following the last day of the performance period. No payments will be made to a participant if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability, retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment.

Pension Plan

The Company maintains a non-contributory defined benefit pension plan. The plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant’s average compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant’s retirement that produce the highest average compensation, and the participant’s years of credited service. The plan is a continuation of a pension plan that was in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company’s plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee’s benefit will be based upon his or her credited service under both the Boise Cascade plan and the Company’s plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company’s plan will provide the rest of the total benefit.

The following table illustrates the estimated annual benefits that would be paid on a straight life annuity basis to a participant in the plan who retired at the plan’s normal retirement date (age 65) for various levels of compensation and years of credited service.

	Years of Credited Service
Final Average Annual Compensation	10	20	30	40
$200,000	$ 25,000	$ 50,000	$ 75,000	$100,000
300,000	37,500	75,000	112,500	150,000
400,000	50,000	100,000	150,000	200,000
500,000	62,500	125,000	187,500	250,000
600,000	75,000	150,000	225,000	300,000
700,000	87,500	175,000	262,500	350,000
800,000	100,000	200,000	300,000	400,000
900,000	112,500	225,000	337,500	450,000

As of April 30, 2002, the credited years of service for Messrs. Gosa, Brandt, Blount, Guichard, and Sole were 10, 31, 25, 8, and 4, respectively. For determining benefits under the plan, covered compensation for each of these individuals is approximately equal to the sum of the amounts shown in the Summary Compensation Table under the headings “Salary”, “Bonus”, and “LTIP Payouts.”

The Internal Revenue Code limits the total amount of compensation that can be taken into account in computing benefits under the plan, as well as the maximum amount of retirement benefits that may be paid under the plan. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2002, the maximum annual compensation that may be taken into account is $200,000, and the maximum annual benefit that may be paid in the form of a single life annuity is $160,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is responsible for the establishment of policies and procedures governing executive compensation. The Committee is comprised entirely of non-employee directors.

The Compensation Committee periodically performs a comprehensive review of executive compensation with the assistance of independent compensation consultants. This report summarizes the Committee’s executive compensation philosophy and policies for the Company’s last completed fiscal year.

Compensation Philosophy

The Company’s executive compensation program is designed to assist in attracting, motivating, and retaining qualified senior management. The fundamental objective of the compensation program is to support the achievement of the Company’s business objectives and, thereby, the creation of long-term shareholder value. To this end, the Company’s philosophy is that executive compensation policies should be designed to achieve the following objectives:

•
Align the interests of executive management with those of the Company’s shareholders by providing a significant portion of total compensation in common stock or other instruments which derive value in a manner consistent with the return to shareholders;

•	Provide an incentive to executive management by linking a meaningful portion of compensation to the achievement of specific desired results; and

•	Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of the Company by offering competitive total compensation.

The Compensation Committee believes that total return to the shareholder should be a major determinant of long-term executive compensation. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

The Compensation Committee believes base salaries and target incentive compensation for executive management should approximate the averages found in publicly traded peer companies. The Committee further believes a substantial portion of target compensation should be based on Company and individual performance. Actual incentive compensation, therefore, should include elements that result in significant variability based on Company and individual executive performance. Executive management should have an opportunity for superior compensation with superior results. While overall Company performance is emphasized in an effort to encourage and reward teamwork, individual compensation should include some elements which reflect individual responsibilities and contribution. At risk, performance-based compensation averaged approximately 62% of total annual cash compensation paid to the executive group during the fiscal year ended April 30, 2002.

The Compensation Committee also believes executives should have a substantial equity ownership position to provide long-term incentives which closely link executive compensation to the Company’s long-term performance and return to shareholders. Such ownership may be accomplished through direct ownership of shares of common stock, awards of options to acquire common stock and other awards based on the performance of common stock.

Competitive Positioning

The Compensation Committee regularly reviews executive compensation levels to ensure the Company will be able to attract and retain the caliber of executives needed to effectively operate the Company, and the pay for executives is reasonable and appropriate relative to current market practice. In making these evaluations, the Compensation Committee annually reviews the results of surveys of executive salary and incentive levels among peer companies and other durable goods manufacturers of similar size. In addition, the Compensation Committee periodically undertakes an analysis of salaries, annual bonuses, and long-term incentives with the assistance of independent compensation consulting firms.

Components of Executive Compensation

The principal components of the Company’s executive compensation program include base salary, annual cash bonus, long-term incentives, and benefits.

Base Salary.    Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes the Company’s most direct competitors for executive talent are not necessarily all of the companies included in the peer group used to compare shareholder returns. These salaries are reviewed annually to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by an independent consultant, the Compensation Committee believes executive management, as a group, is paid at the average market rate. As is the case with the Company’s overall compensation policies for salaried employees, adjustments to executive base salaries result from a demonstrated increase in skills or from market-driven changes in comparable positions.

Annual Cash Bonus.    The purpose of the Company’s annual incentive program is to provide a direct monetary incentive to executives in the form of an annual cash bonus which is tied to the achievement of measurable, predetermined performance objectives. The annual incentive bonus reflects overall Company financial performance. All executive officers are eligible for an annual bonus, with a maximum potential of

100% or 110% of base pay. Senior Vice Presidents of the Company were eligible for a maximum bonus equal to 100% of base pay during the 2002 fiscal year based on net income. The Chief Executive Officer and the Chairman were eligible for a maximum bonus equal to 110% of base pay during the 2002 fiscal year, based on net income. No annual incentives are paid below certain predetermined levels of minimal performance.

Long-term Incentives.    Long-term incentive compensation involves the use of two types of stock-based awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders and, in the case of stock options, to facilitate executives’ accumulation of sustained ownership of Company stock. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual’s level of responsibility and performance. The companies used for comparison of long-term incentives are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Stock options, as awarded under the 1996 and 1999 Stock Option Plans for employees, give executives the opportunity to purchase common stock for a term not to exceed ten years and at a price of no less than the fair market value of the common stock on the date of grant. Executives benefit from stock options only to the extent the stock price appreciates after the grant of the option. More information concerning option grants made to the named executive officers during the 2002 fiscal year may be found under the heading “Option Grants in Last Fiscal Year” contained in this proxy statement.

Shareholder value units, as awarded under the Shareholder Value Plan for Employees, give executives the opportunity to receive incentive cash payments based on the comparative total return to the shareholders of the Company versus the total returns for a comparable index of peer companies such as the S&P Home Furnishing and Appliance Index or the Russell 2000 Index. Executives may be eligible for cash incentives if the Company provides a total return to shareholders that is greater than or equal to the average performance of the index. Additional information concerning Shareholder Value Unit awards may be found under the heading “Long-Term Incentive Plan—Awards in Last Fiscal Year” contained in this proxy statement.

Benefits.    Benefit programs for executives are designed to provide protection against financial catastrophe that can result from illness, disability, or death. Benefits offered to senior executives are the same as those offered to all employees.

The Company maintains a pension plan for all salaried employees, as described under the heading “Pension Plan”. The Company has also adopted a Pension Restoration Plan. The purpose of this Plan is to restore the level of benefit as defined in the Company’s Pension Plan that may be reduced due to limitations required by the Internal Revenue Service Code. The Plan is a non-qualified, non-contributory plan for a select group of highly compensated employees who are selected for participation in the Plan by the Compensation Committee. Each Plan participant has an account under the Plan to which the Compensation Committee may, in its discretion, credit Company contributions. The amount credited to the accounts of those named executive officers who participated in the Plan in 2002 are listed under the heading “Summary Compensation Table.” The obligation of the Company to make payments under this Plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the Plan.

Compensation of the Chief Executive Officer

The total compensation for the Chief Executive Officer in fiscal 2002 was established in accordance with the policies discussed above in this report. As reported in the Summary Compensation Table, payments to Mr. Gosa under his base salary increased 11.0% during the fiscal year based on Mr. Gosa’s performance in fulfilling his responsibilities as President and Chief Executive Officer, and on the Committee’s assessment of comparable positions in similar companies. Mr. Gosa received an annual cash bonus according to the Plan. Mr. Gosa’s stock option award and stock value unit grants were consistent with the Company’s compensation philosophy, and the target value for these incentives is comparable to like positions at similar companies, as determined by an independent compensation consultant. The companies used for these comparisons are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes the Company’s most direct competitors for Chief Executive Officer talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Compliance with Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The 1996 and 1999 Stock Option Plans for Employees and the Shareholder Value Plan for Employees are designed to comply with the requirements of the performance-based compensation exception from the $1.0 million limit. During fiscal 2002, compensation of the Chief Executive Officer and the next four most highly compensated executive officers under these Plans qualified for the performance-based exception to Section 162(m).

Based on the superior performance of the Company during fiscal 2002, total compensation of the Chief Executive Officer from sources that did not qualify for exemption to the deduction limit exceeded $1.0 million. Both the amount of the compensation over $1.0 million and the amount of the tax deduction lost due to the compensation were immaterial.

The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

Martha M. Dally, Chairperson
Albert L. Prillaman
C. Anthony Wainwright

PERFORMANCE GRAPH

Set forth below is a graph comparing the five-year cumulative shareholder return from investing $100 on May 1, 1997 in American Woodmark Corporation common stock, the S&P 500 Index, S&P Home Furnishings Index, S&P Household Appliance Index, and the Russell 2000 Index:

The above graph compares the yearly percentage change in cumulative total stockholder return of the Company’s common stock against the cumulative total return of (i) the S&P 500 Index, (ii) the S&P Home Furnishings Index, (iii) the S&P Household Appliances Index, and (iv) the Russell 2000 Index. In 2001 the S&P Home Furnishings and Appliance Index (the Old Peer Group) was divided into the S&P Home Furnishings and the S&P Household Appliance Index and no longer exists as a single index for comparison purposes. The S&P Home Furnishings Index represents only one company (Leggett & Platt, Inc.) while the S&P Appliance Index represents five companies (Maytag, Whirlpool, Black & Decker, Snap-On, Inc., and Stanley Works) that are dissimilar to American Woodmark’s business. Due to the split in the index and the lack of relevant comparison to the companies in the remaining indices, the Company intends to utilize the Russell 2000 Index for comparison purposes in future proxy statements. The Russell 2000 Index represents companies with similar market capitalization to American Woodmark Corporation.

CERTAIN TRANSACTIONS

The Company leases its headquarters from Amwood Associates, a partnership including Mr. Brandt and Ms. Stout. The original lease commenced on March 18, 1986 and ended on March 17, 2001. The Company elected to renew this lease for a five-year term which expires in 2006. Current rental payments are $34,014 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2002, the Company made aggregate payments under the lease in the amount of $406,000. The rent under the lease was established by an independent appraisal and is on terms the

Company believes are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the Financial Statements of the Company for fiscal year 2003 and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent public accountants.

Representatives of Ernst & Young LLP will be present at the Company’s Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2003.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in such manner, as they deem proper.

At this time, management does not know of any other business which will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2003 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2003 Annual Meeting and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before March 17, 2003. Proposals should be in compliance with applicable Securities and Exchange Commission regulations. If the Company does not receive notice at its principal offices on or before June 2, 2003 of a shareholder proposal for consideration at the 2003 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have the discretionary voting authority with respect to that proposal. With respect to shareholder proposals that are not included in the proxy statement for the 2003 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2003 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Kent B. Guichard
Secretary

July 18, 2002

AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 29, 2002

The undersigned hereby appoints Martha M. Dally and Daniel T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on July 1, 2002, at the annual meeting of shareholders to be held on August 29, 2002, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

(Continued and to be signed on the other side)

Please date, sign and mail your
proxy card back as soon as possible

Annual Meeting of Shareholders
AMERICAN WOODMARK CORPORATION

August 29, 2002

¯    Please Detach and Mail in the Envelope Provided    ¯

X

Please mark your votes as in this example.

1. To elect nine directors to serve for the ensuring year.	FOR all nominees listed to the right (except as indicated hereon) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the right ☐	Nominees: William F. Brandt, Jr. Daniel T. Carroll Martha M. Dally James G. Davis James J. Gosa Fred S. Grunewald Kent B. Guichard Kent J. Hussey C. Anthony Wainwright

2.  PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent certified public accountants of the Company.

3.  In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.
				FOR ☐	AGAINST ☐	ABSTAIN ☐
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name on the line provided below.)
PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature:	Signature:	Date: , 2002

Note:  Please sign exactly as name appears above. Executors, trustees, etc., should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.